UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2010

SED International Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Georgia	0-16345	22-2715444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4916 North Royal Atlanta Drive, Tucker, Georgia	30084
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (770) 491-8962

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2010, SED International Holdings, Inc’s. (the “Company”) Board of Directors (the “Board”), by a unanimous vote, appointed Jonathan Elster, President and Chief Executive Officer of the Company, to the Board and, in connection with his appointment, expanded the Board from eight to nine members.

Jonathan Elster, age 37, has been with the Company for the last 15 years and has served as our President and Chief Executive Officer since December 9, 2009. He was elected President and Chief Operating Officer in June 2, 2009 and remained as Chief Operating Officer through December 15, 2009. Mr. Elster began his career with the Company as a sales representative in 1995. He has served as a Sales Manager from 1997 to 1999 and as Vice President-Sales from 1999 to 2000. In 2000, Mr. Elster was promoted to Senior Vice-President of Sales and Marketing and in 2004, Executive Vice President. He had been responsible for sales and marketing operations of the Company. Jonathan Elster is the son-in-law of Jean Diamond, a Director of the Company and its former CEO. Mr. Elster has not had any direct or indirect interest in any transactions with the Company that requires disclosure under Item 404(a) of Regulation S-K.

On February 11, 2010, the Company issued the press release attached hereto as Exhibit 99.1 announcing Mr. Elster’s appointment to the Board.

Item 8.01: Other Matters.

On February 11, 2010, the Company issued the press release attached hereto as Exhibit 99.1 announcing that its Board has extended the Company’s stock repurchase program for an additional six months and reserved an additional $50,000 for repurchases under that program.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 11, 2010.

* * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

Dated: February 11, 2010

By: /s/ Jonathan Elster

Jonathan Elster,

Chief Executive Officer

3